UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.4 )*

(Name of Issuer)
Catskill Financial Corp.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
149348104

Check the following box if a fee
is being paid with this statement.
  (A fee is not required only if the
 filing person:  (1) has a previous
 statement on file reporting beneficial
 ownership of more than five percent
 of the class of securities described
 in Item 1; and (2) has filed no
 amendment subsequent thereto reporting
 beneficial ownership of five percent
 or less of such class.) (See Rule
 13d-7).

*The remainder of this cover page
 shall be filled out for a reporting
persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be
subject to all other provisions of the
 Act (however, see the Notes).


1  NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	0

6  SHARED VOTING POWER
0

7  SOLE DISPOSITIVE POWER
	0

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) CATSKILL FINANCIAL CORP.
	(B) 341 MAIN STREET, CATSKILL, NY 12414

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 149348104

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED UNDER SECTION
203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  0
	(B)  0%
	(C)	(I)   	0
		(II)	0
		(III)	0
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
 to the best of my knowledge and belief,
 the securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
 purpose of and do not have the effect
of changing or influencing the control
 of the issuer of such securities and
 were not acquired in connection with
 or as a participant in any transaction
 having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the
best of my knowledge and belief, I
 certify that the information set forth
 in this statement is true, complete
and correct.

							Richard A. Horstmann, VP
							Date:   2/2/01